Prospectus Supplement #3	Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 26, 2003)	Registration No. 333-109542

FLEXTRONICS INTERNATIONAL LTD.

$500,000,000

1% Convertible Subordinated Notes Due August 1, 2010

and the Ordinary Shares issuable upon conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 1% convertible subordinated notes due August 1, 2010 and our ordinary shares issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 26, 2003, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount	Ordinary
	of Notes	Shares	Ordinary
	Beneficially Owned	Owned	Shares That
	That May Be	Prior to the	May Be
Name of Beneficial Owner	Offered	Offering	Offered (1)

Waterstone Market Neutral Offshore Fund, Ltd.	$6,122,000	–	394,331
ING Bank NV London	5,000,000	–	322,061
Oppenheimer Convertible Securities Fund	3,500,000	–	225,442
Argent LowLev Convertible Arbitrage Fund LLC	1,600,000	–	103,059
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	1,600,000	–	103,059
DKR Soundshore Opportunity Holding Fund Ltd.	1,500,000	–	96,618
Argent Classic Convertible Arbitrage Fund II, L.P.	1,100,000	–	70,853
Class C Trading Company, Ltd.	1,100,000	–	70,853
Silver Convertible Arbitrage Fund, LDC	1,000,000	–	64,412
Waterstone Market Neutral Fund, LP	878,000	–	56,553
Xavex Convertible Arbitrage 2 Fund	700,000	–	45,088
HFR CA Global Select Master Trust Account	200,000	–	12,882

(1)	Represents the notes held by each beneficial owner, as converted to our ordinary shares at the initial conversion price of $15.525 per share. However, this conversion price is subject to adjustment as described in the prospectus under “Description of the Notes-Conversion of Notes.” As a result, the amount of ordinary shares issuable upon conversion of the notes in the future may increase or decrease.

     Investing in the notes or our ordinary shares involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 7, 2004.